Exhibit 99.1
DENBURY REPORTS FIRST QUARTER 2014 RESULTS

PLANO, TX – May 6, 2014 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced adjusted net income (a non-GAAP measure)(1) of $89 million for the first quarter of 2014, or $0.25 per diluted share. First quarter of 2014 net income (the GAAP measure) was $58 million, or $0.17 per diluted share. Adjusted net income for the first quarter of 2014 differs from GAAP net income by $31 million of expenses for the noncash fair value adjustments on commodity derivatives. Sequential and year-over-year quarterly comparisons of selected financial items are shown in the following table:

	Quarter Ended
(in millions, except per share amounts)	March 31, 2014	Dec. 31, 2013(3)	March 31, 2013
Revenues	$635	$596	$580
Net income (GAAP measure)	58	90	88
Adjusted net income(1)	89	100	123
Net income per diluted share (GAAP measure)	0.17	0.25	0.23
Adjusted net income per diluted share(1)	0.25	0.27	0.33
Cash flow from operations (GAAP measure)	215	349	269
Adjusted cash flow from operations(1)(2)	289	295	316

Sequentially, adjusted net income(1) for the first quarter of 2014 decreased by $11 million from the fourth quarter of 2013 level primarily as the benefit of 3% higher production volumes and lower lease operating expense was more than offset by seasonally higher general and administrative expense, higher interest expense due to less capitalized interest, and a higher income tax rate compared to the below normal rate in the prior quarter. Adjusted cash flow from operations (a non-GAAP measure)(1)(2) for the first quarter of 2014 was also lower sequentially, but would have been higher than that measure in the prior quarter except for the current income tax benefit of $13 million that was recorded in the prior quarter resulting from additional tax deductions for placing the Riley Ridge gas processing plant into service in 2013.

Compared to the prior-year first quarter, 2014 first quarter adjusted net income(1) decreased by $34 million primarily due to a 7% decrease in realized oil prices and higher cash payments for the settlement of commodity derivative contracts, which more than offset the benefits from the 16% increase in production volumes that resulted primarily from the acquisition of additional interests in Cedar Creek Anticline (“CCA”) in late March 2013. These comparative first quarter results were also impacted by higher lease operating expense and depletion, depreciation and amortization (“DD&A”), both of which were primarily due to the CCA acquisition, and a lower amount of capitalized interest in the current quarter.

(1)	See accompanying Schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	Adjusted cash flow from operations reflects cash flow from operations before working capital changes but is not adjusted for nonrecurring items.

(3)	The GAAP to non-GAAP reconciliations for the fourth quarter of 2013 are part of the Company’s fourth quarter 2013 earnings release, which is an exhibit to its February 20, 2014 Form 8-K.

Management Comment

Phil Rykhoek, Denbury’s President and CEO, commented, "2014 is off to a positive start with our quarterly production up 3% sequentially from fourth quarter of 2013 levels, driven by a new record level of 39,892 barrels per day (“Bbls/d”) for tertiary production. Tertiary production growth was driven by increased production response at several fields in the Gulf Coast region and at Bell Creek Field in the Rocky Mountain region. Bell Creek’s tertiary production continues to benefit from the step up in carbon dioxide (“CO2”) injections following the completion of our Greencore Pipeline interconnect in late January, averaging 578 Bbls/d in the first quarter of 2014, up from 177 Bbls/d in the fourth quarter of 2013 and recently exceeding 900 Bbls/d. Non-tertiary production was boosted by our development work in several fields and increased natural gas sales from our Riley Ridge gas processing plant.

“We generated $289 million of adjusted cash flow from operations during the first quarter of 2014 and currently estimate that our full year 2014 adjusted cash flow from operations will exceed combined full year 2014 capital expenditures and dividend payments. Also, just last week, we improved our capital structure with our issuance of $1.25 billion of 5½% senior subordinated notes due 2022 to refinance $996 million principal amount of 8¼% senior subordinated notes due 2020, while reducing the outstanding borrowings on our bank credit facility to $450 million as of April 30 with the additional proceeds. The issuance pushes the next significant maturity of our senior subordinated notes out to 2021 and reduces our interest on the principal amount of the 8¼% notes by over $27 million per year; however, after factoring in the incremental subordinated debt we issued and the higher interest rate on subordinated debt versus bank debt, our net annual interest savings are estimated at about $17 million.

“We paid our first-ever quarterly cash dividend in March, recently announced our second quarterly dividend and reiterated our plans to grow our dividend to an annualized rate of $0.50 per share to $0.60 per share in 2015. We continued our share repurchase program in the first quarter, spending approximately $200 million to acquire 12.4 million shares, and have now reacquired about 15% of our common shares outstanding at the time we initiated the program in October 2011, at an average price of $15.68 per share, which has meaningfully improved our per-share metrics.

“Increasing shareholder value and executing on our value-driven growth and income strategy remain our focus in 2014 and beyond. One of our primary targets in 2014 is to reduce costs throughout the organization, and we have a number of internal initiatives underway focused on this objective. While almost all of our costs have increased on a year-over-year basis, in general, our operating results improved slightly on a sequential-quarter basis, in part due to this initiative. Our goal is to further reduce both capital project costs and per-barrel lease operating costs in the future while also increasing shareholder value through growth in our production, proved reserves, and cash dividend payments.”

Production

Production for the first quarter of 2014 averaged 73,718 barrels of oil equivalent per day (“BOE/d”), which included 39,892 Bbls/d of oil from tertiary properties and 33,826 BOE/d from non-tertiary properties. Denbury’s first quarter of 2014 production was 95% oil, compared to 93% oil in the prior year quarter. Tertiary oil production was up 2%, or 835 Bbls/d, from the first quarter of 2013 levels, and up 3%, or 1,289 Bbls/d, on a sequential-quarter basis. The year-over-year and sequential quarterly tertiary production increases were primarily due to production growth in response to continued field development and expansion of facilities in the Gulf Coast region CO2 floods of Hastings, Heidelberg, Oyster Bayou and Tinsley fields and production in the Rocky Mountain region from Bell Creek Field, partially offset by declines in mature tertiary properties and at Delhi Field.

Non-tertiary oil-equivalent production was up 37%, or 9,060 BOE/d, from levels in the prior year quarter, and up 3%, or 963 BOE/d, from those in the fourth quarter of 2013. The year-over-year quarterly increase was primarily related to the production contribution from the CCA assets acquired late in the first quarter of 2013. The sequential quarterly increase in non-tertiary oil equivalent production was primarily due to increases in production from CCA, Conroe, and Hartzog Draw fields.

Review of Financial Results

Oil and natural gas revenues, excluding the impact of derivative contracts, increased 9% when comparing the first quarters of 2014 and 2013, as the 16% increase in production more than offset the 7% decline in realized oil prices. Denbury’s average realized oil price, excluding derivative contracts, was $97.69 in the first quarter of 2014, compared to $105.59 in the prior-year first quarter. Denbury’s oil price differential (the difference between the average price at which the Company sold its production and the average NYMEX price) decreased from the prior-year first quarter level as the Light Louisiana Sweet (LLS) index premium and differentials in the Rocky Mountain region declined. Company-wide oil price differentials in the first quarter of 2014 were $0.91 per barrel (“Bbl”) below NYMEX prices, compared to $11.17 per Bbl above NYMEX in the prior year first quarter. During the first quarter of 2014, the Company sold 43% of its crude oil at prices based on the LLS index price, 23% at prices partially tied to the LLS index price, and the balance at prices based on various other indexes tied to NYMEX prices, primarily in the Rocky Mountain region.

Lease operating expenses increased 5% on a per-BOE basis to $25.68 per BOE in the first quarter of 2014 from $24.47 per BOE in the first quarter of 2013, primarily due to higher workover costs, higher power costs, and costs associated with the expansion of the Company’s CO2 tertiary floods. Tertiary operating expenses averaged $27.21 per Bbl in the first quarter of 2014, up from $24.70 per Bbl in the prior-year first quarter. The increase in per-barrel tertiary operating expenses between the periods was primarily the result of costs associated with the Company’s newest tertiary flood at Bell Creek Field, as the flood’s production is low relative to the operating costs because it is in the start-up phase, which is typical with a new tertiary flood. As Bell Creek’s tertiary production increases, the Field’s per Bbl operating costs are expected to decrease. Workover costs and power costs also contributed to the higher per-barrel tertiary operating costs. However, on a sequential-quarterly-comparison basis, per-barrel tertiary operating costs were lower than the fourth quarter of 2013 level of $28.72 per Bbl (excluding cost incurred or estimated to be incurred to remediate an area of Delhi Field), primarily due to lower workover and CO2 costs.

General and administrative expenses decreased 10% on a per-BOE basis in the first quarter of 2014 from the prior-year first quarter due to the year-over-year production increase.

Interest expense, net of capitalized interest, in the first quarter of 2014 was $49 million, up from $36 million in the prior-year first quarter. The reduction in the Company’s average interest rate from 6.7% during the first quarter of 2013 to 5.8% during the first quarter of 2014 was more than offset by a $16 million reduction in capitalized interest and a $292 million increase in the average debt outstanding. The amount of interest capitalized during the first quarter of 2014 was $6 million, down from $22 million in the prior-year first quarter. The decrease in capitalized interest was primarily the result of the completion of major projects, including the Riley Ridge gas processing facility, Greencore Pipeline, and the tertiary flood at Bell Creek between the first quarters of 2013 and 2014. The decrease in the average interest rate from the first quarter of 2013 to the first quarter of 2014 was the result of the Company’s first quarter of 2013 refinancing of its 9½% and 9¾% senior subordinated notes with the issuance of 4⅝% senior subordinated notes due 2023.

Denbury’s overall DD&A rate was $21.27 per BOE in the first quarter of 2014, compared to $19.65 per BOE in the prior-year first quarter. The higher per-BOE DD&A rate was primarily driven by higher finding and development costs, which were primarily attributable to the reserve additions at Bell Creek Field in late 2013 that resulted in the transfer of most of that field’s development costs from unevaluated properties to proved properties.

The Company recorded a noncash pre-tax charge of $50 million in the first quarter of 2014 due to changes in the fair values of the Company’s derivative contracts, compared to a noncash pre-tax charge of $12 million on fair value changes in the prior year first quarter. Cash payments on the settlement of derivative contracts were $27 million in the first quarter of 2014 compared to no cash payments in the prior year first quarter. These payments lowered average net realized oil equivalent prices in the first quarter of 2014 by approximately $4 per barrel.

Denbury’s effective income tax rate for the first quarter of 2014 was 37%, slightly below the Company’s estimated statutory rate of 38%, and current income taxes represented 13% of the total income tax provision in the first quarter of 2014, down from the prior-year quarterly level of 19%. On a sequential quarter basis, the Company’s first quarter of 2014 effective income tax rate was higher than its rate in the prior quarter as the cumulative impact of a change in the Company’s statutory income tax rate in the fourth quarter of 2013 resulted in an unusually low income tax rate of approximately 31% in that quarter. Also, in the fourth quarter of 2013, the Company recorded a $13 million current income tax benefit as it was able to record previously unanticipated deductions when it placed the Riley Ridge gas processing plant into service before the end of 2013.

2014 Production and Capital Expenditure Estimates

Denbury’s estimated 2014 production is unchanged from previously disclosed estimates shown in the following table, with both tertiary and total production still expected to average in the lower half of their respective ranges.

Operating Area	2014 Estimated Production (BOE/d)
Tertiary	42,000 – 44,000
Cedar Creek Anticline	18,400
Gulf Coast Non-Tertiary	9,600
Other Rockies Non-Tertiary	6,500
Total Production	76,500 – 78,500

Denbury’s full-year 2014 capital expenditure budget is unchanged from the previously disclosed amounts of $1.0 billion plus approximately $125 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs; capitalized interest; and pre-production start-up costs associated with new tertiary floods). Of this combined capital expenditure amount of $1.125 billion, $221 million (approximately 20%) has been spent through the first quarter of 2014.

Share Repurchase Update

Denbury has continued to repurchase shares from time to time under its share repurchase program, acquiring a total of 12.4 million shares in the first quarter of 2014 for $200 million. Total purchases under such program since its commencement in October 2011 through the end of the first quarter of 2014 have been nearly 60 million shares, or about 15% of shares outstanding at September 30, 2011, at an average cost of $15.68 per share. As of the end of the first quarter, approximately $222 million of share repurchases remained authorized and there is no set expiration date for the program and no requirement that the entire authorized amount be used.

Conference Call and Annual Meeting Information

Denbury will host a conference call to review and discuss first quarter 2014 financial and operating results and financial and operating guidance for the remainder of 2014 today, Tuesday, May 6, at 10:00 A.M. (Central). Individuals who would like to participate should dial 800.230.1096 or 612.332.0725 ten minutes before the scheduled start time. To access a live audio webcast of the conference call, please visit the investor relations section of the Company’s website at www.denbury.com. The audio webcast will be archived on the website for at least 30 days, and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 292682.

Denbury’s 2014 Annual Meeting of Stockholders will be held on Tuesday, May 20, 2014, at 3:00 P.M. (Central), at the Dallas/Plano Marriott at Legacy Town Center, located at 7121 Bishop Road, Plano, Texas 75024. The record date for determination of shareholders entitled to vote at the annual meeting was the close of business Tuesday, March 25, 2014.

Denbury is a growing, dividend-paying, domestic oil and natural gas company. The Company’s primary focus is on enhanced oil recovery utilizing carbon dioxide, and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations.

# # #

This news release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including risks and uncertainties detailed in the prospectus contained in the registration statement referred to above and in Denbury's filings with the Securities and Exchange Commission, including Denbury's most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and Denbury's future performance are both subject to a wide range of business risks, and there is no assurance that Denbury’s goals and performance objectives can or will be realized. Actual results may vary materially. In addition, any forward-looking statements represent Denbury’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Finance and Investor Relations, 972.673.2028

Financial and Statistical Data Tables and Reconciliation Schedules

Following are unaudited financial highlights for the comparative three month periods ended March 31, 2014 and 2013. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings, with additional required disclosures included in the Company's Form 10-Q:

	Three Months Ended
	March 31,
In thousands, except per share data	2014	2013
Revenues and other income
Oil sales	$613,980	$566,143
Natural gas sales	9,866	7,510
CO2 sales and transportation fees	10,761	6,558
Interest income and other income	7,137	2,875
Total revenues and other income	641,744	583,086
Expenses
Lease operating expenses	170,379	140,542
Marketing and plant operating expenses	16,786	9,796
CO2 discovery and operating expenses	5,205	3,722
Taxes other than income	45,945	38,011
General and administrative expenses	43,693	41,889
Interest, net of amounts capitalized of $5,756 and $21,705, respectively	48,834	36,034
Depletion, depreciation, and amortization	141,130	112,898
Commodity derivatives expense (income)	76,669	11,929
Loss on early extinguishment of debt	—	44,223
Other expenses	—	2,107
Total expenses	548,641	441,151
Income before income taxes	93,103	141,935
Income tax provision
Current income taxes	4,618	10,519
Deferred income taxes	30,175	43,845
Net income	$58,310	$87,571

Net income per common share
Basic	$0.17	$0.24
Diluted	$0.17	$0.23

Dividends per common share	$0.0625	$—

Weighted average common shares outstanding
Basic	350,747	369,396
Diluted	352,925	372,867

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (GAAP measure) to adjusted net income (non-GAAP measure)(1):

	Three Months Ended
	March 31,
In thousands	2014	2013
Net income (GAAP measure)	$58,310	$87,571
Noncash fair value adjustments on commodity derivatives	49,500	11,929
Loss on early extinguishment of debt	—	44,223
Other expenses – acquisition transaction costs	—	2,107
Estimated income taxes on above adjustments to net income	(18,810)	(22,430)
Adjusted net income (non-GAAP measure)	$89,000	$123,400

(1)	See "Non-GAAP Measures" at the end of this report.

Reconciliation of cash flow from operations (GAAP measure) to adjusted cash flow from operations (non-GAAP measure)(1):

	Three Months Ended
In thousands	March 31,
	2014	2013
Net income (GAAP measure)	$58,310	$87,571
Adjustments to reconcile to adjusted cash flow from operations
Depletion, depreciation, and amortization	141,130	112,898
Deferred income taxes	30,175	43,845
Stock-based compensation	8,346	7,908
Noncash fair value adjustments on commodity derivatives	49,500	11,929
Loss on early extinguishment of debt	—	44,223
Other	1,223	7,372
Adjusted cash flow from operations (non-GAAP measure)	288,684	315,746
Net change in assets and liabilities relating to operations	(73,826)	(46,570)
Cash flow from operations (GAAP measure)	$214,858	$269,176

(1)	See "Non-GAAP Measures" at the end of this report.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value adjustments on commodity derivatives (non-GAAP measure)(1):

	Three Months Ended
	March 31,
In thousands	2014	2013
Payment on settlements of commodity derivatives	$(27,169)	$—
Noncash fair value adjustments on commodity derivatives (non-GAAP measure)	(49,500)	(11,929)
Commodity derivatives income (expense) (GAAP measure)	$(76,669)	$(11,929)

(1)	See "Non-GAAP Measures" at the end of this report.

OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,
	2014	2013
Production (daily – net of royalties)
Oil (barrels)	69,834	59,577
Gas (mcf)	23,299	25,477
BOE (6:1)	73,718	63,823
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$97.69	$105.59
Gas (per mcf)	4.71	3.28
BOE (6:1)	94.03	99.87
Unit sales price (including derivative settlements)
Oil (per barrel)	$93.46	$105.59
Gas (per mcf)	4.41	3.28
BOE (6:1)	89.93	99.87

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,
Average Daily Volumes (BOE/d) (6:1)	2014	2013
Tertiary oil production
Gulf Coast region
Mature properties
Brookhaven	1,877	2,305
Eucutta	2,181	2,636
Mallalieu	1,837	2,116
Other mature properties (1)	6,283	7,800
Total mature properties	12,178	14,857
Delhi	4,708	5,827
Hastings	4,618	3,956
Heidelberg	5,325	3,943
Oyster Bayou	4,055	2,252
Tinsley	8,430	8,222
Total Gulf Coast region	39,314	39,057
Rocky Mountain region
Bell Creek	578	—
Total Rocky Mountain region	578	—
Total tertiary oil production	39,892	39,057
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	2,513	3,013
Texas	6,444	6,692
Other	1,031	1,153
Total Gulf Coast region	9,988	10,858
Rocky Mountain region
Cedar Creek Anticline	19,007	8,745
Other	4,831	5,163
Total Rocky Mountain region	23,838	13,908
Total non-tertiary production	33,826	24,766
Total production	73,718	63,823

(1)	Other mature properties include Cranfield, Little Creek, Lockhart Crossing, Martinville, McComb and Soso fields.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended
	March 31,
	2014	2013
Oil and natural gas revenues	$94.03	$99.87
Payment on settlements of commodity derivatives	(4.10)	—
Lease operating expenses	(25.68)	(24.47)
Production and ad valorem taxes	(6.39)	(6.17)
Marketing expenses, net of third-party purchases, and plant operating expenses	(1.84)	(1.41)
Production netback	56.02	67.82
CO2 sales, net of operating and exploration expenses	0.84	0.49
General and administrative expenses	(6.59)	(7.29)
Interest expense, net	(7.36)	(6.27)
Other	0.60	0.22
Changes in assets and liabilities relating to operations	(11.13)	(8.11)
Cash flow from operations	32.38	46.86
DD&A	(21.27)	(19.65)
Deferred income taxes	(4.55)	(7.63)
Loss on early extinguishment of debt	—	(7.70)
Noncash fair value adjustments on commodity derivatives	(7.46)	(2.08)
Other noncash items	9.69	5.45
Net income	$8.79	$15.25

CAPITAL EXPENDITURE SUMMARY (UNAUDITED)

	Three Months Ended
	March 31,
In thousands	2014	2013
Capital expenditures by project
Tertiary oil fields	$123,901	$165,830
Non-tertiary fields	54,851	49,059
Capitalized interest and internal costs (1)	24,219	25,132
Oil and natural gas capital expenditures	202,971	240,021
CO2 pipelines	3,244	11,688
CO2 sources (2)	13,262	27,396
CO2 capitalized interest and other	1,146	13,510
Capital expenditures, before acquisitions	220,623	292,615
Property acquisitions (3)	—	999,859
Capital expenditures, total	$220,623	$1,292,474

(1)	Includes capitalized internal acquisition, exploration and development costs, capitalized interest, and pre-production start-up costs associated with new tertiary floods.

(2)	Includes capital expenditures related to the Riley Ridge gas processing facility.

(3)
Property acquisitions during the three months ended March 31, 2013 include capital expenditures of approximately $1.0 billion related to the Company's acquisition of additional interests in CCA during that period that are not reflected as an Investing Activity on the Unaudited Condensed Consolidated Statements of Cash Flows due to the movement of proceeds through a qualified intermediary to facilitate like-kind-exchange treatment under federal income tax rules.

DENBURY RESOURCES INC.
SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	March 31,	December 31,
In thousands	2014	2013
Cash and cash equivalents	$7,892	$12,187
Total assets	11,867,958	11,788,737

Borrowings under bank credit facility	$600,000	$340,000
Borrowings under senior subordinated notes (principal only)	2,600,079	2,600,080
Financing and capital leases	348,330	356,686
Total debt (principal only)	$3,548,409	$3,296,766

Total stockholders' equity	$5,147,908	$5,301,406

	Three Months Ended
	March 31,
In thousands	2014	2013
Cash provided by (used in)
Operating activities	$214,858	$269,176
Investing activities	(236,754)	(320,646)
Financing activities	17,601	15,228

Non-GAAP Measures

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. The excluded items for the periods presented are those which reflect the noncash fair value adjustments on the Company’s commodity derivatives, the cost of early debt extinguishment, and transaction-related expenses. Management believes that adjusted net income may be helpful to investors, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income should not be considered in isolation or as a substitute for net income reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flow from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from "Commodity derivatives expense (income)" in the Consolidated Statements of Operations in that the noncash fair value adjustments on commodity derivatives represent only the net change between periods of the fair market values of open commodity derivative positions, and exclude the impact of cash settlements on commodity derivatives during the period. Management believes that noncash fair value adjustments on commodity derivatives is a useful supplemental disclosure to "Commodity derivatives expense (income)" because the GAAP measure also includes cash settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies within the calculation of EBITDA and in adjusting net income to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.